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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                  AND ASSOCIATED RIGHTS OF IMO INDUSTRIES INC.
                 AT $7.05 NET PER SHARE BY II ACQUISITION CORP.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 27, 1997, UNLESS THE OFFER IS EXTENDED.

July 31, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by II Acquisition Corp., a Delaware corporation ("Purchaser") and an affiliate of Constellation Capital Partners LLC, a private investment firm, to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Imo Industries Inc., a Delaware corporation (the "Company"), and each associated right to purchase shares of the Company's Series B Junior Participating Preferred Stock (individually, a "Right" and collectively, the "Rights") issued pursuant to the Rights Agreement dated as of April 30, 1997, as amended, between the Company and First Chicago Trust Company of New York (such shares of Common Stock and the Rights collectively referred to as the "Shares"), at a price of $7.05 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated July 31, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE MORE THAN EIGHTY PERCENT (80%) OF THE THEN OUTSTANDING SHARES, AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated July 31, 1997;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to stockholders of the Company from Donald K. Farrar, Chairman, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 27, 1997, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Share Certificates") or, timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents in accordance with the instructions contained in the Letter of Transmittal.
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     If a holder of Shares wishes to tender Shares, but such Stockholders's
Share Certificates are not immediately available or such Stockholder cannot deliver the Share Certificates and all other required documents, or cannot complete the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to
D. F. King & Co., Inc. (the "Information Agent") at its address and telephone number set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          Schroder & Co. Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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